                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                        HOGAN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                              HOGAN SYSTEMS, INC.

                              5080 SPECTRUM DRIVE
                                   SUITE 400E
                              DALLAS, TEXAS 75248

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 13, 1995

    To The Shareholders of Hogan Systems, Inc.:

    Notice Is Hereby Given that the Annual Meeting of Shareholders of Hogan Systems, Inc. ("Hogan"), a Delaware corporation, will be held on Wednesday, December 13, 1995, at 10:00 a.m., local time, at the Westin Hotel-Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, for the following purposes:

        1. To elect five directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

        2. To approve an amendment to the Hogan Systems, Inc. 1985 Nonstatutory Stock Option Plan to increase the number of shares reserved thereunder by a total of 700,000 shares.

        3. To ratify the appointment of Price Waterhouse as independent accountants of Hogan for the fiscal year ending March 31, 1996.

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on October 24, 1995 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournment thereof.

    All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, it is urged that you sign, date and return the enclosed proxy in the accompanying postage prepaid envelope. The proxy may be revoked at any time before it is voted, and shareholders who execute proxies may nevertheless attend the Annual Meeting and vote their shares in person.

                                           By Order of the Board of Directors,
                                                     R. EDWIN PEARCE
                                                        SECRETARY

Dallas, Texas
November 7, 1995

                              HOGAN SYSTEMS, INC.
                              5080 SPECTRUM DRIVE
                                   SUITE 400E
                              DALLAS, TEXAS 75248

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 13, 1995
                                  INTRODUCTION

    THIS PROXY STATEMENT IS BEING FURNISHED TO SHAREHOLDERS OF HOGAN SYSTEMS, INC. ("HOGAN" OR THE "COMPANY"), A DELAWARE CORPORATION, IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF HOGAN FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT THE WESTIN HOTEL-GALLERIA, 13340 DALLAS PARKWAY, DALLAS, TEXAS 75240, AT 10:00 A.M., LOCAL TIME, ON WEDNESDAY, DECEMBER 13, 1995 AND AT ANY ADJOURNMENT THEREOF (THE "ANNUAL MEETING"). THE FIRST DATE ON WHICH THIS PROXY STATEMENT AND ENCLOSED FORM OF PROXY ARE BEING SENT TO HOGAN SHAREHOLDERS IS ON OR ABOUT NOVEMBER 7, 1995.

PURPOSE OF THE ANNUAL MEETING

    The purpose of the Annual Meeting is (i) to elect five directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified, (ii) to approve an amendment to the Hogan Systems, Inc. 1985 Nonstatutory Stock Option Plan to increase the number of shares reserved thereunder by a total of 700,000 shares, (iii) to ratify the appointment of Price Waterhouse as independent accountants of Hogan for the fiscal year ending March 31, 1996, and (iv) to transact such other business as may properly come before the meeting or any adjournment thereof.

VOTING

    SHARES ELIGIBLE TO VOTE; VOTING

    Only holders of record of Hogan Common Stock at the close of business on October 24, 1995 are entitled to vote at the Annual Meeting. On that date there were 14,509,415 shares of Hogan Common Stock outstanding. Each share of Hogan Common Stock is entitled to one vote per share, except that holders of Hogan Common Stock have cumulative voting rights with respect to the election of directors. Cumulative voting permits a shareholder to multiply the number of shares which he/she is entitled to vote at the meeting by the number of directors to be elected and, at such shareholder's option, to cast the number of votes so determined for one nominee or to distribute them to any two or more nominees.

    With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect on the election of directors. Abstentions may be specified on the proposal to approve the amendment to the 1985 Nonstatutory Stock Option Plan and the ratification of the appointment of independent accountants (but not for the election of directors). Abstentions, if recorded, will be considered present and entitled to vote at the meeting and will have the effect of a negative vote because such proposals require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

    Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers have the authority under the rules of the NYSE to vote those shares with respect to the election of directors and the ratification of the appointment of independent accountants if they have not received instructions from a beneficial owner. A failure by brokers to vote those shares will have no effect in the outcome of the election of directors or the proposal to ratify the appointment of the independent accountants because such shares will not be considered shares present and entitled to vote with respect to such matters.

    PROXIES

    If a proxy in the accompanying form is properly executed, returned to Hogan or its agent and not revoked, the shares represented by such proxy will be voted in accordance with the instructions set forth thereon or, if no directions are indicated, the proxy will be voted (i) for each nominee for election as a director, subject to the discretion of the holder or holders of the proxy to cumulate votes for one or more nominee, (ii) to approve an amendment to the Hogan Systems, Inc. 1985 Nonstatutory Stock Option Plan to increase the number of shares reserved thereunder by a total of 700,000 shares, (iii) to ratify the appointment of Price Waterhouse as independent accountants of Hogan for the fiscal year ending March 31, 1996, and (iv) to transact such other business as may properly come before the meeting or any adjournment thereof. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy.

    Hogan will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, employees and agents of Hogan, who will undertake such activities without additional compensation, or by agents of Hogan, the cost of which will be borne by Hogan. Hogan has retained D. F. King & Co., Inc. to solicit proxies for the approximate cost of $4,500. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of Hogan Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

    REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of Hogan a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

OWNERSHIP OF SHARES

    The following table presents information provided to Hogan as to the beneficial ownership of Hogan Common Stock by persons holding approximately 5 percent or more of the outstanding shares of Hogan Common Stock and known significant shareholders as of October 24, 1995. Information as to the number of shares of Common Stock owned and the nature of ownership has been provided by these individuals or derived from Schedule 13D or 13G filings and is not within the direct knowledge of the Company. Unless otherwise indicated, the named individuals possess sole voting and investment power with respect to the shares listed.

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                                                               BENEFICIALLY       PERCENT
NAME AND ADDRESS                                                                   OWNED         OF TOTAL
---------------------------------------------------------------------------  -----------------  -----------
Gregor G. Peterson (1) ....................................................        1,303,804         8.99%
  904 Lakeshore Drive
  P.O. Box 4450
  Incline Village, NV 89450
Charles J. Brooks .........................................................        1,016,356         7.00%
  Suite 2
  2016 Forest Avenue
  San Jose, CA 95128
ICM Asset Management, Inc. (2) ............................................        1,183,050         8.15%
  601 W. Main Avenue
  Suite 917
  Spokane, WA 99201

------------------------
(1) Represents: (a) 2,920 shares held directly by Mr. Peterson, (b) 1,000,268 shares held by a trust for the benefit of Mr. Peterson and his wife, (c) 240,616 shares owned by trusts of which

     Mr. Peterson's wife  is trustee  or co-trustee  with respect  to which  Mr.
     Peterson disclaims beneficial ownership, and (d) 60,000 shares issuable upon exercise of outstanding options granted by Hogan which are presently exercisable.

(2)  As  reflected  in Schedule  13G dated  December  31, 1994.  Represents: (a)
     39,300 shares on which ICM has sole voting power, (b) 364,700 shares on which ICM has shared voting power, and (c) 1,183,500 shares on which ICM has shared dispositive power.

    The following table sets forth the beneficial ownership of Hogan Common Stock as of October 24, 1995 by each director and nominee for director, by Hogan's Chief Executive Officer and next four most highly compensated executive officers, and by all of Hogan's directors and executive officers as a group. Information as to the number of shares of Common Stock owned and the nature of ownership has been provided by these individuals' filings and is not within the direct knowledge of the Company. Unless otherwise indicated, the named individuals possess sole voting and investment power with respect to the shares listed.

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                                                               BENEFICIALLY     PERCENT OF
NAME                                                                               OWNED           TOTAL
---------------------------------------------------------------------------  -----------------  -----------
William H. Dougherty (1)...................................................          106,000         *
Carol F. Dressler (2)......................................................           18,100         *
William O. Hunt (3)........................................................           96,200         *
Paul J. Palmer (4).........................................................           17,000         *
Michael H. Anderson (5)....................................................          403,000         2.78%
James J. Dellamore (6).....................................................           70,000         *
W. Daniel Johnson (6)......................................................           77,500         *
R. Edwin Pearce (7)........................................................          127,123         *
Paul J. Zoukis (6).........................................................           90,000         *
All directors and current executive officers as a group (11 individuals)
 (8).......................................................................        1,052,534         7.25%

------------------------
* Represents less than one percent (1%) of the total number of shares outstanding.

(1) Includes 6,000 shares issuable upon the exercise of options granted by Hogan which were exercisable at October 24, 1995, or within 60 days thereafter.

(2) Includes 18,000 shares issuable upon the exercise of options granted by Hogan which were exercisable at October 24, 1995, or within 60 days thereafter.

(3) Includes 60,000 shares issuable upon exercise of options granted by Hogan which were exercisable at October 24, 1995, or within 60 days thereafter.

(4) Includes 12,000 shares issuable upon the exercise of options granted by Hogan which were exercisable at October 24, 1995, or within 60 days thereafter.

(5) Includes 400,000 shares issuable upon the exercise of options granted by Hogan which were exercisable at October 24, 1995, or within 60 days thereafter.

(6) Represents shares issuable upon the exercise of options granted by Hogan which were exercisable at October 24, 1995, or within 60 days thereafter.

(7) Includes 111,000 shares issuable upon the exercise of options granted by Hogan which were exercisable at October 24, 1995, or within 60 days thereafter.

(8) Includes 892,000 shares issuable upon the exercise of options granted by Hogan which were exercisable at October 24, 1995, or within 60 days thereafter.

                             ELECTION OF DIRECTORS

NOMINEES

    Five directors, constituting the entire Board of Directors of Hogan, are to be elected at the Annual Meeting. The nominees are MICHAEL H. ANDERSON, WILLIAM
H. DOUGHERTY, CAROL F. DRESSLER, WILLIAM O. HUNT AND PAUL J. PALMER. All of the Directors have previously been elected directors of Hogan by the shareholders.

    All of the nominees have consented to be named and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, which is not expected, the proxies will be voted with discretionary authority for a substitute designated by the present Board of Directors.

    The five directors are to be elected by a plurality of the shares voted. The Board of Directors unanimously recommends a vote FOR each of the nominees.

    The  table below sets  forth information about  each director/nominee of the
Company:

NAME                                  AGE                         POSITION WITH THE COMPANY
--------------------------------      ---      ----------------------------------------------------------------
Michael H. Anderson.............          56   Chairman of the Board of Directors, President and Chief
                                                Executive Officer
William H. Dougherty............          64   Director
Carol F. Dressler...............          49   Director
William O. Hunt.................          61   Vice Chairman of the Board of Directors
Paul J. Palmer..................          64   Director

    Mr. Anderson has been Chairman of the Board, President and Chief Executive Officer of Hogan since August 1993. He was president and chief executive officer of Hogan from June 1992 to August 1993. Prior to joining Hogan, Mr. Anderson served as executive vice president of NEC Technologies, Inc. (March 1989 to February 1992) and president of Nixdorf Computer Corp. (February 1982 to March
1989).

    Mr. Dougherty has been a director of Hogan since 1994 and currently serves as Chair of the Compensation Committee. A private investor since January 1994, he was Group Executive Vice President and Chief Financial Officer of KeyCorp from March 1989 to December 1993. Prior to joining KeyCorp, Mr. Dougherty served in various positions with banking organizations, including President of NCNB Corp. and Vice Chairman of Southeast Bank, N.A. He has also served as Vice Chairman and Chief Financial Officer of Coca-Cola Bottling Co. Consolidated, and as a director of NCNB Corp., North Carolina National Bank, Southeast Bancorp, Southeast Bank, N.A., and Coca-Cola Bottling Co. Consolidated.

    Ms. Dressler has been a director of Hogan since 1992 and currently serves as Chair of the Options Committee. She is Executive Director, Executive Education, for the Graduate School of Business of Stanford University. Prior to assuming this position, she was Associate Vice President of the Stanford University Office of Development from July 1988 to October 1993.

    Mr. Hunt has been a director of Hogan since 1982, has served as Vice Chairman of the Board since August 1993 and is Chair of the Audit Committee. He was Chairman of the Board of Hogan from August 1990 to August 1993. From December 1992 to the present, he has served as Chairman of the Board, President and Chief Executive Officer of Intellicall, Inc. a company engaged in the business of providing products and services to pay telephone networks on a worldwide basis. Prior to joining Intellicall, from July 1989 to July 1992, he was Chief Executive Officer of Alliance Telecommuni-cations Corporation, a company engaged in the manufacture and service of wireless communications systems. Mr. Hunt also serves as a director of The Allen Group, Inc., Dr Pepper Bottling Company of Texas, and American Homestar Corporation.

    Mr. Palmer has been a director of Hogan since 1993. An Executive Consultant since June 1992, he was Vice President of International Business Machines Corporation from March 1982 to June 1992. He serves as Chairman of the Board of Novasoft Systems, Inc., and as a director of XLI, Inc.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held a total of eight (8) meetings during the fiscal year ended March 31, 1995. Each director attended at least 87.5 percent of the combined number of meetings of the Board of Directors and of each committee on which he or she served.

    The Board of Directors has an Audit Committee, an Options Committee, and a Compensation Committee. There is no nominating committee or committee performing the functions of a nominating committee.

    The Audit Committee, which consists of Ms. Dressler and Messrs. Dougherty, Hunt, and Palmer, met five (5) times during fiscal year 1995. This Committee recommends engagement of Hogan's independent accountants and reviews internal accounting procedures and internal controls with Hogan's financial and accounting staff.

    The Options Committee met one (1) time during fiscal year 1995, and acted by consent in making option grants to certain key employees during the year. The Committee consists of Ms. Dressler, Mr. Palmer and Mr. William M. Doran. Mr. Doran, a partner with the law firm of Morgan, Lewis & Bockius, also serves as an Assistant Secretary of Hogan. The purpose of the Options Committee is to consider and approve stock option grants under Hogan's incentive and nonstatutory stock option plans.

    The Compensation Committee presently consists of Messrs. Dougherty, Palmer and Hunt and reviews and approves Hogan's executive compensation policy and distributions to officers thereunder. In fiscal year 1995 two (2) meetings of the Compensation Committee were held.

    Directors of Hogan who are not employees of Hogan are paid an annual retainer of $12,000 and a fee of $950 for each meeting of the Board and $250 for each committee meeting attended.

EXECUTIVE COMPENSATION

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee and the Options Committee (the "Committees") collectively are responsible for structuring the Company's executive compensation program. The Committees' primary mission is to structure an executive compensation strategy and administer a range of policies and programs designed to reflect the Company's fundamental philosophy of aligning the interests of executives with the interests of shareholders by creating a performance-oriented environment that rewards performance that is related to the goals of the Company. The program is also designed to ensure the competitiveness of executive compensation so that the Company can attract, motivate, and retain executive talent with outstanding qualifications and experience in the highly competitive software, data processing and services marketplace. Recommendations of the Compensation Committee are ultimately considered and approved by the Board of Directors. No member of the Committees, composed of the individuals listed below this report, is an employee of the Company. The Company has, from time to time, retained independent compensation consultants to advise the Company on various compensation matters.

    The Committees periodically meet throughout the year as necessary. The Compensation Committee annually evaluates the competitiveness of the executive compensation program, taking into consideration the individual performance of the Company's executives, the operating results of the Company and external sources of compensation information.

    In their considerations, the Committees do not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committees exercise discretion and judgment after considering factors deemed relevant.

    The key components of the executive compensation program are:

    - base salary;

    - executive bonus (in years when the Company's performance warrants such an award); and

    - stock option grants.

    BASE SALARY

    The Compensation Committee's policy is to establish base salary levels that are intended to be consistent with (i) competitive practice, (ii) skills and experience required, and (iii) the level of responsibility and the performance of the individual executive.

    The Compensation Committee reviews executive base salaries annually and makes adjustment based on competitive trends and the performance of the individual executive.

    EXECUTIVE BONUS

    The purpose of the executive bonus program is to provide a link between executive compensation and the attainment of annually defined Company and individual objectives. As a result, bonus awards are made when the Company's and the individual's performance warrants an award.

    In the past, the Company has set various performance goals and revenue targets that varied from year to year. For fiscal year 1995, these goals were the attainment of operating income targets and designated earnings per share levels. Executive bonus payments are dependent upon the Company's attainment of such performance goals. A target award opportunity is established for each executive based on the executive's level of responsibility, position, salary level and potential contribution to the success of the Company, and considerations of competitive compensation. The executive's actual award opportunity is determined by the Board of Directors on recommendation by the Compensation Committee at the end of the fiscal year based on the Company's operating income. Payments are a percentage of base salary paid from a bonus pool.

    Typically at the beginning of each fiscal year, the Board of Directors, acting on the recommendation of the Compensation Committee, and in consultation with management of the Company, establishes target levels of earnings per share and qualitative performance for the Company as a whole for the current fiscal year. These targets are based on selected levels of earnings per share, giving consideration to the historical results for the Company, as well as a percentage growth in operating income over the prior year's actual performance. These targets reflect external standards of financial performance that are related to the annual business plans of the operating groups or the Company as a whole. Threshold and maximum levels of operating income are then established around these targets in order to create a range of operating income that will be used to measure the potential award opportunity under the annual incentive award plan.

    To determine the actual award to be granted to an executive, an assessment is then made of the executive's position, salary level and individual performance, including contributions in a number of specific areas, such as creativity, leadership, decision making and financial and general management. This assessment ensures that individual awards reflect an executive's specific contributions to the success of the Company. Actual awards made to executives are based upon recommendations made by the Compensation Committee, subject to the approval of the Board of Directors, which may revise the Compensation Committee's award recommendations at its discretion.

    STOCK OPTION GRANTS

    Stock option grants are administered by the Options Committee. Stock option grants constitute the Company's principal long-term incentive vehicle.

    The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term performance. These grants are designed to align the executive's interest with that of the shareholders and to strengthen the link between executive compensation and long-term Company performance.

    All options granted have an option price that is not less than 100 percent of the fair market value of the stock on the date of grant. The term of the options, vesting increments, and the dates after which they become exercisable are established by the Options Committee of the Company, subject to the terms of the Company's stock option plans. The Options Committee works with the Board and Compensation Committee to grant options which are consistent with the principles of the Company's compensation guidelines and practices.

    In determining the number of shares to be granted to an executive, the Options Committee considers recommended grants from management, and makes an assessment of the executive's position, salary level and individual performance, including contributions in a number of specific areas, such as creativity, leadership, decision making and financial and general management. This assessment ensures that individual grants reflect an executive's specific contributions to the success of the Company. All grants made to executives must be approved by the Options Committee.

    FISCAL YEAR 1995 EXECUTIVE COMPENSATION

    Michael H. Anderson was hired as the Company's President and Chief Executive Officer in June 1992 with a three-year employment contract, which established a minimum base salary level subject to annual increases as determined in the discretion of the Board of Directors of the Company. In July 1994, the agreement was amended to provide for a new three-year term with automatic renewals. See "EMPLOYMENT AGREEMENTS." After consideration of the factors described above under "Base Salary," the Board of Directors established a base annual salary of $298,750 for Mr. Anderson for the 1995 fiscal year.

    For the 1995 fiscal year, Mr. Anderson received an annual bonus award of $223,000, which was made on the basis of the compensation philosophy described above under "Executive Bonus" and reflects (i) fiscal year 1995 performance that was consistent with operating income targets and (ii) qualitative factors such as leadership and team building. The other executive officers' annual bonus awards were based upon the same considerations applicable to Mr. Anderson, as described above. With respect to each of the executive officers noted in the Summary Compensation Table, option awards were granted during the 1995 fiscal year.

    The base salaries of Messrs. Dellamore, Johnson, Pearce, and Zoukis for the 1995 fiscal year were determined based upon the factors described above in "Base Salary." See "Summary Compensation Table."

    SUMMARY

    The Compensation Committee, in its judgment, has set compensation levels that reflect each executive's contribution toward the Company's fiscal year 1996 objectives and believes that the executive compensation program, as implemented, aligns the financial opportunity for the executive with increased value to shareholders.

    COMPENSATION COMMITTEE

       William H. Dougherty, Chair
       William O. Hunt
       Paul J. Palmer

    OPTIONS COMMITTEE

       Carol F. Dressler, Chair
       William M. Doran
       Paul J. Palmer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From August 9, 1990 to August 1993, William O. Hunt effectively served in an executive officer capacity in connection with his service as Chairman of the Board of Directors. William M. Doran is a partner with the firm of Morgan, Lewis & Bockius, counsel to Hogan. No other member of the Committee has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years paid to each of the five most highly compensated directors or executive officers of the Company whose aggregate current remuneration exceeded $100,000 (the "named executive officers").

                              ANNUAL COMPENSATION

                                                                                 (A)                           (B)
                                                                            OTHER ANNUAL                    ALL OTHER
             NAME AND                             SALARY        BONUS       COMPENSATION       OPTIONS    COMPENSATION
        PRINCIPAL POSITION             YEAR         ($)          ($)             ($)             (#)           ($)
-----------------------------------  ---------  -----------  -----------  -----------------  -----------  -------------
Michael H. Anderson ...............       1995  $   298,750  $   223,000         --               75,000   $    10,489
 Chairman of the Board,                   1994  $   285,000  $   223,000         --              --             13,391
  President and Chief                     1993  $   195,102  $   128,750         --              500,000        43,874
  Executive Officer

James J. Dellamore ................       1995  $   148,750  $    75,000         --               75,000   $     6,380
 Senior Vice President                    1994  $   135,000  $    75,000         --              --              6,922
  Development and                         1993  $   107,500  $    37,500         --               71,000         4,300
  Services

W. Daniel Johnson .................       1995  $   156,875  $    75,000         --               40,000   $     6,237
 Senior Vice President                    1994  $   150,000  $    75,000         --              --              2,674
  Corporate Development                   1993  $   133,500  $    65,400         --              100,000       --

R. Edwin Pearce ...................       1995  $   156,875  $    80,000         --               40,000   $     6,886
 Senior Vice President,                   1994  $   150,000  $    80,000         --              --              7,932
  Secretary and General                   1993  $   145,002  $    52,000         --               72,000         5,800
  Counsel

Paul J. Zoukis ....................       1995  $   159,167  $    90,000         --               75,000   $     6,916
 Senior Vice President                    1994  $   150,000  $    90,000         --              --             13,861
  Marketing and Sales                     1993  $   128,583  $    65,000         --              150,000       103,631

------------------------
(A) Does not include amounts expended by Company that may have a value as a personal benefit to the named executive officer. The value of such benefits with respect to each executive officer named is less than 10% of his total salary and bonus reported herein.

(B) The Company contributed the following amounts, during the 1995 fiscal year, under the Savings and Profit Sharing Plan with respect to the following named executive officers: Michael H. Anderson $6,310.32, James J. Dellamore $5,950.00, W. Daniel Johnson $4,725.24, R. Edwin Pearce $6,247.83, and Paul
     J. Zoukis $6,276.99. The Company contributed the following amounts, during the 1995 fiscal year, under Split Dollar Insurance policies with respect to the following senior executive officers: Michael H. Anderson, $4,179.00, James J. Dellamore, $430.00, W. Daniel Johnson, $1,512.00, R. Edwin Pearce, $639.00, and Paul J. Zoukis, $639.00. Such amounts represent the actuarial value of the benefit to the employee of the current year's insurance premium paid by the Company in excess of that required to fund the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at death or cancellation of the policy.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth the details regarding the stock options granted to the named executive officers in fiscal year 1995. In addition, there are shown hypothetical gains that would exist for the respective options.

                                      INDIVIDUAL GRANTS(1)                                    POTENTIAL REALIZABLE
                               ----------------------------------                            VALUE AT ASSUMED RATES
                                  NUMBER OF                                                      OF STOCK PRICE
                                  SHARES OF     PERCENT OF TOTAL                            APPRECIATION FOR OPTION
                                COMMON STOCK     OPTIONS GRANTED    EXERCISE                        TERM(2)
                                 UNDERLYING      TO EMPLOYEES IN      PRICE     EXPIRATION  ------------------------
NAME                           OPTIONS GRANTED  FISCAL YEAR 1995    PER SHARE      DATE         5%           10%
-----------------------------  ---------------  -----------------  -----------  ----------  -----------  -----------
Michael H. Anderson..........        75,000              12.4       $    5.50     03/22/05  $   259,419  $   657,419
James J. Dellamore...........        75,000              12.4       $    5.50     03/22/05  $   259,419  $   657,419
W. Daniel Johnson............        40,000               6.6       $    5.50     03/22/05  $   138,357  $   350,623
R. Edwin Pearce..............        40,000               6.6       $    5.50     03/22/05  $   138,357  $   350,623
Paul J. Zoukis...............        75,000              12.4       $    5.50     03/22/05  $   259,419  $   657,419

------------------------
(1) All options disclosed in this table vest in equal annual installments for each individual or grant on the first through the fourth anniversary of such grants.

(2) The dollar amounts under these columns assume 5% and 10% compounded annual appreciation in Hogan Common Stock relative to the exercise price for each option specified. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules and, therefore, are not intended to forecast possible future appreciation of Hogan Common Stock or amounts that may be ultimately realized upon exercise. Hogan did not use an alternate formula for the valuation of such options because it is not aware of any formula which will determine with reasonable accuracy a present value of options based upon future, unknown or volatile factors.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to the named executive officers concerning exercise of options during fiscal year 1995, and the value of unexercised options held as of March 31, 1995.

                                                            NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                  OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                  SHARES                        MARCH 31, 1995              MARCH 31, 1995(1)
                                ACQUIRED ON     VALUE     --------------------------  ------------------------------
NAME                             EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------------------  -----------  -----------  -----------  -------------  --------------  --------------
Michael H. Anderson...........           0    $    0.00      300,000        275,000   $   500,000.00  $   306,250.00
James J. Dellamore............           0    $    0.00       60,999        114,001   $    40,582.12  $    70,667.88
W. Daniel Johnson.............           0    $    0.00       69,166        105,834   $    41,665.75  $    66,459.25
R. Edwin Pearce...............       4,000    $    0.00      103,666         82,334   $    58,915.75  $    38,584.25
Paul J. Zoukis................           0    $    0.00       73,333        151,667   $    48,332.87  $   110,417.13

------------------------
(1)  Based on a share price of $6.25 at March 31, 1995.

PERFORMANCE GRAPH

    The following Performance Graph compares the Company's cumulative total shareholder return on its common stock for the last five fiscal years with the cumulative total return of The Nasdaq Stock Market U.S. Companies Index and the Standard and Poor's Software and Services Index for the same period.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              HOGAN SYSTEMS      NASDAQ U.S.      S&P SOFTWARE
1990                    100.00          100.00             100.00
1991                    124.24          114.21              91.23
1992                    124.76          145.58             118.11
1993                    177.42          167.28             156.05
1994                    214.14          179.82             175.09
1995                    167.67          200.44             236.18

                       ASSUMES INITIAL INVESTMENT OF $100
                *TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
                     AND IS BASED ON MARKET CAPITALIZATION

                      FOR FISCAL YEAR ENDED MARCH 31, 1995

    As of September 29, 1995, the cumulative total returns of the above indices would be as follows: Hogan Systems $215.93; NASDAQ U.S. $256.84; and S&P Software $311.75.

EMPLOYMENT AGREEMENTS

    In connection with his employment as President and Chief Executive Officer of Hogan, on June 29, 1992, Michael H. Anderson entered into an employment agreement with Hogan with a three (3) year term ending June 28, 1995 (the "Agreement"). The Agreement originally provided for a minimum base salary of $257,500 and for payment of an equal or greater amount of base salary as determined in the discretion of the Board. The Agreement provided for a discretionary performance bonus of up to 50 percent of his base salary in effect at the end of each fiscal year. In addition, Mr. Anderson was granted on June 28, 1992, nonstatutory options to purchase 300,000 shares of Hogan stock at an exercise price equal to the fair market value of the stock on the date of grant. These 300,000 options vest in three annual installments of 100,000 shares per year commencing one year from the date of grant. Mr. Anderson was also granted nonstatutory options to purchase (i) 200,000 shares of Hogan stock on March 25, 1993, which vest in four annual installments of 50,000 shares per year commencing one year from the date of grant and (ii) 75,000 shares of Hogan stock on March 22, 1995, which vest in four annual installments of 18,750 shares per year commencing one year from the date of grant. These options all vest immediately in the event of a change in control of the Company. In July 1994, the Agreement was amended (the "1994 Amendment") to provide (i) for a new three-year term commencing on the date of signing of the 1994 Amendment, with automatic renewals of such three-year term scheduled to occur on each anniversary of the 1994 Amendment, (ii) for a new minimum base salary of $300,000 and for payment of equal or greater amount of base salary as determined in the discretion of the Board, (iii) for a discretionary performance bonus of up to 80 percent of his base salary in effect at the end of each fiscal year, (iv) for the right to participate in any supplemental retirement plans that are established by the Company in the future, and (v) for a right to payment, in the event that Mr. Anderson's employment relationship is terminated for reasons other than cause or voluntary termination, of an amount equal to the then current annual base salary being paid to Mr. Anderson at the time of termination for a period of three years. The 1994 Amendment or subsequent amendments also provide Mr. Anderson with a minimum base salary of $315,000 and following a change in control of the Company, the contractual right to (A) payment of any executive incentive bonus for which Mr. Anderson would have been otherwise entitled either on a pro rata basis in the event of his involuntary termination or according to a formula which considers the transaction price and an earnings per share trading multiple, (B) the acceleration of any options granted to him during the term of the 1994 Amendment or future amendments and the ability to exercise such nonqualified options for a period of three (3) years following involuntary termination, but not beyond the term of the option, and (C) the continuation of certain health insurance benefits and other emoluments of employment for a three (3) year period following such termination.

    In addition, in July 1994, the Company entered into agreements with each of its senior vice presidents to accelerate the vesting provisions of stock options in the event of a change in control of the Company and to pay an amount of severance equal to one year's base salary and a bonus payment on a pro rata basis in the event of termination. Subsequent amendments provide in the event of a change in control of the Company for payment of bonus for which such executive officer would have been otherwise entitled according to a formula which considers the transaction price and an earnings per share trading multiple, the ability to exercise nonqualified options for a period of three (3) years following involuntary termination, but not beyond the term of the option, and the continuation of certain health insurance benefits and other emoluments of employment for a one year period following such termination.

CERTAIN TRANSACTIONS

    The Company is party to an agreement with Xycor, Inc. ("Xycor"), a privately held provider of data processing or software for the credit life insurance industry, pursuant to which Hogan will sell excess computer time to Xycor for a negotiated fee based on the amount of usage by Xycor. Gregor G. Peterson, the beneficial owner of 8.99 percent of the Company's common stock, has a minority ownership interest in Xycor and has an indirect material interest in this transaction. Revenue to Hogan from this agreement during the 1995 fiscal year equalled approximately $1.5 million, and it is anticipated that such revenues for the 1996 fiscal year could be approximately $1.32 million. While a director of the Company, Mr. Peterson abstained from the vote of the Board of Directors approving this agreement.

        APPROVAL OF AMENDMENT TO THE 1985 NONQUALIFIED STOCK OPTION PLAN

    At the Annual Meeting, there will be presented to shareholders a proposal to approve the adoption by the Board of Directors of an amendment to the 1985 Nonqualified Stock Option Plan, as amended (the "1985 Plan"). The 1985 Plan is intended to provide an incentive to employees and non-employee directors through the issuance of options to purchase common stock of the Company.

GENERAL DESCRIPTION OF THE 1985 PLAN

    The 1985 Plan was adopted by the Board of Directors on May 8, 1985 and approved by the shareholders in September 1985. A total of 700,000 shares was originally reserved for issuance under the 1985 Plan. Through Board of Director and shareholder action prior to the 1995 fiscal year, the number of shares originally reserved for issuance under the 1985 Plan was increased to 2,150,000 shares. At October 24, 1995 options to purchase 284,837 shares had been exercised, options to purchase 1,842,900 shares were outstanding at exercise prices ranging from $3.75 to $11.125 per share, and 22,263 shares were available for future grant under the 1985 Plan.

PROPOSED AMENDMENT

    On June 28, 1995 the Board of Directors adopted an amendment to the 1985 Plan which is subject to shareholder approval at the Annual Meeting. The amendment will not be effective unless shareholder approval is obtained.

    The amendment would increase the maximum number of shares of common stock currently available for issuance under the 1985 Plan by a total of 700,000 shares, thereby increasing the total number of shares authorized under the 1985 Plan to 2,850,000. Taking into account shares currently available for option grants under the 1985 Plan and assuming approval of the proposed amendment, 722,263 shares would be available for option grants under the 1985 Plan. The Board of Directors believes that the Company's ability to grant options under the 1985 Plan is a necessary compensation tool since it is Hogan's principal long-term incentive compensation device and motivates employees and non-employee directors in direct correlation with the financial interest of Hogan's shareholders.

    At the Annual Meeting, the shareholders will vote to approve the proposed amendment to the 1985 Plan. This proposal requires the affirmative votes of the holders of a majority of the shares of Hogan common stock present, or represented, and entitled to vote at the Annual Meeting. Unless otherwise directed by the shareholders, proxies will be voted FOR the approval of the amendment to the 1985 Plan.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1985 PLAN.

    The 1985 Plan is administered by the Options Committee and provides for the grant of nonstatutory stock options. Options may be granted under the 1985 Plan to certain employees of Hogan and its subsidiaries in amounts determined at the discretion of the Options Committee and non-employee directors of Hogan in amounts prescribed by the 1985 Plan. Non-employee directors, defined as directors of Hogan, excluding directors who are paid consultants or employees of Hogan, receive a program grant of options to purchase 30,000 shares at the time of election to the Board under the 1985 Plan, and may receive additional options during any period of service as a non-employee director thereafter, provided that no non-employee director may be granted an option or options to purchase in excess of 30,000 shares of common stock during any five-year period.

    Approximately 25 employees are considered by the Company to be eligible and all non-employee directors (as defined above) are eligible to receive option grants under the 1985 Plan. The number of option grants that will be allocated under the 1985 Plan to executive officers, employees who are not executive officers and non-employee directors cannot be estimated. For information concerning past option grants during the past three fiscal years for current executive officers, see "Option Grants in the Last Fiscal Year" and "Compensation Committee Report on Executive Compensation."

    The exercise price at which shares may be purchased may not be less than 100 percent of the fair market value of the shares on the date that the option is granted. Options may be for a period of not more than ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment. Options granted under the 1985 Plan vest in equal installments commencing on the first anniversary of the date of grant and historically become fully vested within two to five years after the date of grant.

    The consideration payable for Hogan Common Stock issued upon exercise of options granted under the 1985 Plan may be paid in cash, by check, by delivery of shares of Hogan Common Stock having a fair market value equal to the option price or by delivery of the optionee's promissory note as approved by the Board of Directors. Under the terms of a Stock Option Exercise Assistance Program, adopted by the Board of Directors on July 30, 1987, executive officers of Hogan are permitted to exercise vested options granted under the 1985 Plan by obtaining a loan from Hogan in the full amount of the exercise price which is secured by a pledge of the Common Stock obtained upon exercise of the option. The benefits or amounts to be received by or allocated to executive officers, non-executive officer directors and employees who are not executive officers under the 1985 Plan, as amended, which is being acted upon at the Annual Meeting, have not been determined by the Company.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed Price Waterhouse as independent accountants of Hogan for the fiscal year ending March 31, 1996 and recommends that shareholders vote for ratification of such appointment. That firm has acted as Hogan's independent accountants since fiscal 1978. A member of the firm is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions of the shareholders.

    The affirmative vote of holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for ratification of the appointment of Price Waterhouse. Unless otherwise directed by the shareholders, proxies will be voted for ratification of the appointment of Price Waterhouse. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

                                 OTHER MATTERS

    The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, officers and more than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all fiscal year 1995 Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent shareholders were complied with.

                              NEXT ANNUAL MEETING

    Appropriate proposals of shareholders which are intended to be presented by such shareholders at the 1996 Annual Meeting must be received by Hogan for inclusion in Hogan's proxy statement and form of proxy relating to that meeting by March 13, 1996.

                                 ANNUAL REPORT

    THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED MARCH 31, 1995 WAS PREVIOUSLY MAILED AND DOES NOT CONSTITUTE A PART OF THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE ANNUAL REPORT ARE AVAILABLE TO ANY SHAREHOLDER UPON REQUEST DIRECTED TO INVESTOR RELATIONS, HOGAN SYSTEMS, INC., 5080 SPECTRUM DRIVE, SUITE 400E, DALLAS, TEXAS 75248. A COPY OF HOGAN'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1995 WILL BE SUPPLIED WITHOUT CHARGE UPON REQUEST SIMILARLY DIRECTED.

    Shareholders who do not expect to attend in person are urged to sign, date and return the accompanying proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing in your proxy promptly.

                                           By order of the Board of Directors,

                                                     R. Edwin Pearce
                                                        SECRETARY

                   HOGAN SYSTEMS, INC.
     ANNUAL MEETING OF SHAREHOLDERS - AUGUST 10, 1995

P
R
O
X
Y

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND
WILL BE VOTED "FOR" THE PROPOSALS UNLESS OTHERWISE DIRECTED.

       The undersigned, revoking all prior proxies, hereby appoint(s) Michael H. Anderson and William O.
Hunt, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of Common Stock of Hogan Systems, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Hogan to be held at The Westin Hotel - Galleria, 13340 Dallas
Parkway, Dallas, Texas 75240, on Thursday, August 10,
1995, at 10:00 a.m., local time, and at any adjournments thereof.

       IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

                                         SEE REVERSE SIDE

/ X / Please mark your                   SHARES IN YOUR NAME
      votes as in this
      example.

               FOR   WITHHELD                                                                                 FOR AGAINST ABSTAIN
1. Election    / /     / /    NOMINEES: Michael H. Anderson, William H.  2. Approve an amendment to the Hogan / /   / /     / /
   of Directors               Dougherty, Carol F. Dressler, William O.      Systems, Inc. 1985 Nonstatutory
                              Hunt and Paul J. Palmer.                      Stock Option Plan to increase the
                                                                            number of shares reserved thereunder
For, except vote withheld from the following nominee(s):                    by a total of 700,000 shares.

________________________________________________________
                                                                                                              FOR AGAINST ABSTAIN
                                                                         3. Ratify the selection of Price     / /   / /     / /
                                                                            Waterhouse as independent account-
                                                                            ants for the fiscal year ending
                                                                            March 31, 1996.
                                                                          _______________________________________________________
                                                                          *THIS APPLIES TO 1 ONLY.

                                                                          (INSTRUCTION: To cumulate votes, write the name of the
                                                                          nominee or nominees in the space provided below, fol-
                                                                          lowed by "Cumulate for." Except as otherwise directed,
                                                                          the proxies will have discretion to cumulate votes in
                                                                          such manner as they may determine.)

SIGNATURE(S)____________________________________ DATE____________

SIGNATURE(S)____________________________________ DATE____________
Please sign exactly as your name appears. If signing as attorney, executor, trustee or in any other capacity, sign name and title.